FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 768-6898

EAST WEST BANCORP REPORTS STRONG EARNINGS
OF $35.6 MILLION FOR THIRD QUARTER 2006

Pasadena, CA - October 18, 2006 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the third quarter of 2006. Fully diluted earnings per share for the third quarter increased 12% to $0.58 per share from $0.52 in the prior year period.

Highlights for the Third Quarter

•	Net income of $35.6 million, up 24% from prior year
•	Record net interest income of $95.4 million, up 33% from prior year
•	Net interest margin of 3.89%
•	Return on equity of 14.94%
•	Record total assets of $10.8 billion
•	Record gross loans of $8.4 billion
•	Total deposits of $7.1 billion
•	Total nonperforming assets of 0.12% of total assets
•	Efficiency ratio of 37.38%

Financial Summary

Third quarter net income was $35.6 million, up 24% from $28.6 million reported in the prior year period. Diluted earnings per share for the third quarter of 2006 increased to $0.58, up 12% from $0.52 in the prior year period. For the quarter, return on average equity totaled 14.94% and return on average assets totaled 1.38%. The effective tax rate for the quarter equaled 38.76%, compared to 35.92% for the prior year period. Pretax income for the third quarter of 2006 rose to $58.1 million, a 30% or $13.5 million increase over the year ago figure. Earnings for the third quarter of 2006 increased due to our overall growth, with particularly strong growth in our lending business.

“We are pleased with the results of the third quarter of 2006. It was a demanding quarter due to the interest rate environment and continued market pressures. However, our operational strategy allows us to execute solid results in all types of economic and market conditions and we delivered in the third quarter,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. “Loan growth was very healthy during the third quarter; gross loans increased by $574 million quarter-to-date, or 29% annualized. We are well positioned to end 2006 as our 10th consecutive year of record earnings. Looking ahead to the future, we intend to continue our strategy of carefully balancing long term growth and profitability,” continued Ng.

Management Guidance

Based on the year-to-date performance and management’s expectations for the fourth quarter of 2006, the Company has increased its guidance of earnings per share. Management now expects EPS to be in the range of $2.30 to $2.31 for the full year of 2006, representing fourth quarter EPS of $0.58 to $0.59. This is an increase from the previously estimated amount of $2.28 to $2.30 and an increase of approximately 17% from 2005.

The EPS guidance is based on the following assumptions:
•	Annualized loan growth of 15% to 17% for the fourth quarter of 2006
•	Annualized deposit growth of 8% to 10% for the fourth quarter of 2006
•	Noninterest expense to increase marginally from the third quarter
•	Efficiency ratio of approximately 37% for the fourth quarter of 2006
•	Effective tax rate of approximately 39% for the fourth quarter of 2006
•	A stable or marginally increasing interest rate environment and a net interest margin between 3.80% and 3.90% for the fourth quarter

Balance Sheet Summary

At September 30, 2006, total assets were $10.81 billion, a $2.53 billion increase above total assets of $8.28 billion at December 31, 2005. Gross loans at September 30, 2006 totaled $8.45 billion, up 32% annualized from $6.79 billion at year-end 2005. Excluding the impact of the Standard Bank acquisition and loan securitizations earlier this year, year-to-date organic growth was an outstanding $1.49 billion, or 29% annualized. Both year-to-date and quarter-to-date, all major areas of our lending business have grown at a double-digit rate, on an annualized basis.

Average earning assets for the third quarter of 2006 totaled $9.74 billion, 45% higher than the third quarter of 2005. The growth in average earning assets was driven by a 38% or $2.23 billion increase in average loans to $8.17 billion. The yield on average earning assets for the quarter was 7.22%, an increase of 95 basis points from the year ago quarter and an increase of 13 basis points from the previous quarter. The yield on average loans receivable for the quarter was 7.60%, an increase of 104 basis points from the year ago quarter and an increase of 15 basis points from the previous quarter. The yield on average earning assets has increased as interest rates have risen and our loan portfolio has continued to reprice.

Total deposits at September 30, 2006 were $7.10 billion, an $841.1 million or 18% annualized increase over total deposits of $6.26 billion at December 31, 2005. Excluding the impact of the Standard Bank acquisition earlier this year, year-to-date organic deposit growth was $112.6 million, or 2% annualized. Core deposits at September 30, 2006 totaled $3.30 billion. Excluding the impact of the Standard Bank acquisition, core deposits remained essentially unchanged from December 31, 2005.

Average total deposits for the third quarter were $6.92 billion, 30% above the figure for the prior year period, while average core deposits totaled $3.30 billion, 26% greater than a year ago. The average cost of deposits for the third quarter of 2006 was 3.09%, a 120 basis point increase from the year ago quarter and a 23 basis point increase from the previous quarter. The average cost of funds for the third quarter equaled 3.51%, a 136 basis point increase from the prior year and a 34 basis point increase from the prior quarter. The increase in the cost of deposits from both the prior year and the prior quarter period is due to continuing market competition for deposits.

Third Quarter Operating Results

Net interest income for the third quarter increased to a record $95.4 million, 33% or $23.8 million greater than the third quarter of 2005 and 4% or $3.8 million greater on a sequential quarter basis. The interest margin for the quarter was 3.89%, a decrease of 33 basis points from the year ago margin and a decrease of 19 basis points from the previous quarter margin. The decrease in margin from both the sequential quarter and the previous year is a result of the continued, aggressive pricing of loans and deposits from other financial institutions. We now expect the net interest margin for the fourth quarter to be in the range of 3.80% to 3.90%, as we do not foresee any near term change in loan and deposit competition.

East West provided $3.5 million for loan losses during the third quarter of 2006, compared to $4.5 million during the third quarter of 2005 and $1.3 million during the previous quarter. The provision for loan losses for the quarter reflects both the sound quality and the continued growth of our loan portfolio.

Noninterest income for the third quarter totaled $8.1 million, 4% or $276 thousand higher than the third quarter of 2005. Core noninterest income, excluding the impact of net gain on sales of investment securities, totaled $7.4 million during the quarter, 23% or $1.4 million higher than the prior year figure. The growth in core noninterest income from prior year reflects double-digit growth in branch fees and other operating income, partially offset by a decrease in income from secondary marketing activities. Noninterest income for the third quarter was flat compared to the sequential quarter while core noninterest income, excluding the impact of net gain on sales of investment securities was 7% or $543 thousand lower than the sequential quarter.

Noninterest expense totaled $41.9 million for the third quarter of 2006, 38% or $11.6 million higher than a year ago and 9% or $3.4 million higher than the previous quarter. Overall, noninterest expense has increased compared to the prior year period due to our growth and recent acquisitions. Specifically, compensation and employee benefits expense is 43% higher than a year ago and 17% higher than the previous quarter. The increase from both prior year and prior quarter is due to the addition of personnel as we continue to invest in our future and add employees to support our growth. Management anticipates that expenses for the fourth quarter may increase marginally from the third quarter.

As expected, the efficiency ratio increased from 35.19% a year ago to 37.38% for the third quarter. Management continues to believe that the efficiency ratio for the full year of 2006 will be approximately 37%.

Asset Quality

Total nonperforming assets were $13.5 million or 0.12% of total assets at September 30, 2006. This compares to $30.1 million, or 0.36% of total assets at December 31, 2005 and $10.5 million or 0.11% of total assets at June 30, 2006. Nonaccrual loans as of September 30, 2006 were $10.6 million or 0.13% of total loans, compared to $24.1 million or 0.36% of total loans at December 31, 2005 and $7.7 million or 0.10% of total loans at June 30, 2006.

Net chargeoffs for the quarter totaled $132 thousand or an annualized 0.01% of average loans. This compares to net chargeoffs of $1.1 million, or an annualized 0.08% of average loans for the third quarter of 2005 and net chargeoffs of $305 thousand or an annualized 0.02% of average loans for the previous quarter.

The allowance for loan losses at September 30, 2006 was $79.1 million or 0.94% of total loans and 745% of nonaccrual loans, compared to $68.6 million or 1.01% of total loans and 284% of nonaccrual loans at December 31, 2005. At September 30, 2006, the allowance for unfunded loan commitments and off-balance sheet credit exposures amounted to $12.5 million compared to $11.1 million at December 31, 2005. The allowance for loan losses and unfunded loan commitments to total loans was 1.08% at September 30, 2006, compared to 1.17% of total loans at December 31, 2005.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines. At September 30, 2006, our Tier I risk-based capital ratio was 9.18%, total risk-based capital ratio was 10.97% and Tier I leverage ratio was 8.22%. Total stockholders’ equity as of September 30, 2006 was $981.4 million, representing a book value of $16.03 per share.

About East West

East West Bancorp is a publicly owned company, with $10.8 billion in assets, whose stock is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The company's wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 62 branch locations. East West Bank serves the community with 61 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	September 30,	December 31,	%
	2006	2005	Change
Assets
Cash and cash equivalents	$172,357	$151,192	14
Interest bearing deposits in other banks	99	-	100
Securities purchased under resale agreements	100,000	50,000	100
Investment securities available-for-sale	1,490,112	869,837	71
Loans receivable (net of allowance for loan losses
of $79,096 and $68,635)	8,363,680	6,724,320	24
Premiums on deposits acquired, net	22,193	18,853	18
Goodwill	244,176	143,254	70
Other assets	419,685	320,800	31
Total assets	$10,812,302	$8,278,256	31

Liabilities and Stockholders' Equity
Deposits	$7,099,676	$6,258,587	13
Fed funds purchased	118,014	91,500	29
Federal Home Loan Bank advances	1,499,879	617,682	143
Securities sold under repurchase agreements	825,000	325,000	154
Notes payable	6,460	8,833	(27)
Accrued expenses and other liabilities	97,880	89,421	9
Long-term debt	184,023	153,095	20
Total liabilities	9,830,932	7,544,118	30
Stockholders' equity	981,370	734,138	34
Total liabilities and stockholders' equity	$10,812,302	$8,278,256	31
Book value per share	$16.03	$12.99	23
Number of shares at period end	61,207	56,519	8

Ending Balances	September 30,	December 31,	%
	2006	2005	Change
Loans receivable
Real estate - single family	$617,176	$509,151	21
Real estate - multifamily	1,721,409	1,239,836	39
Real estate - commercial	3,796,418	3,321,520	14
Real estate - construction	1,015,069	640,654	58
Commercial	856,779	643,296	33
Trade finance	268,332	230,771	16
Consumer	172,583	208,797	(17)
Total gross loans receivable	8,447,766	6,794,025	24
Unearned fees, premiums and discounts	(4,990)	(1,070)	366
Allowance for loan losses	(79,096)	(68,635)	15
Net loans receivable	$8,363,680	$6,724,320	24

Deposits
Noninterest-bearing demand	$1,353,195	$1,331,992	2
Interest-bearing checking	397,711	472,611	(16)
Money market	1,155,925	978,678	18
Savings	395,508	326,806	21
Total core deposits	3,302,339	3,110,087	6
Time deposits less than $100,000	1,101,132	927,793	19
Time deposits $100,000 or greater	2,696,205	2,220,707	21
Total time deposits	3,797,337	3,148,500	21
Total deposits	$7,099,676	$6,258,587	13

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		%
	2006	2005	Change

Interest and dividend income	$177,312	$106,287	67
Interest expense	(81,895)	(34,705)	136
Net interest income before provision for loan losses	95,417	71,582	33
Provision for loan losses	(3,500)	(4,500)	(22)
Net interest income after provision for loan losses	91,917	67,082	37
Noninterest income	8,103	7,827	4
Noninterest expense	(41,946)	(30,306)	38
Income before provision for income taxes	58,074	44,603	30
Income taxes	(22,512)	(16,020)	41
Net income	$35,562	$28,583	24
Net income per share, basic	$0.59	$0.54	9
Net income per share, diluted	$0.58	$0.52	12
Shares used to compute per share net income:
- Basic	60,536	53,261	14
- Diluted	61,797	54,822	13

	Three Months Ended September 30,		%
	2006	2005	Change
Noninterest income:
Branch fees	$2,837	$1,858	53
Letters of credit fees and commissions	2,065	2,029	2
Net gain on sales of investment securities available-for-sale	676	1,786	(62)
Income from secondary market activities	123	130	(5)
Other operating income	2,402	2,024	19
Total noninterest income	$8,103	$7,827	4

Noninterest expense:
Compensation and employee benefits	$18,589	$12,979	43
Occupancy and equipment expense	5,610	3,736	50
Amortization of premiums on deposits acquired	1,691	782	116
Amortization of investments in affordable
housing partnerships	1,555	1,581	(2)
Data processing	890	717	24
Deposit insurance premiums and regulatory assessments	339	258	31
Other operating expense	13,272	10,253	29
Total noninterest expense	$41,946	$30,306	38

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,		%
	2006	2005	Change

Interest and dividend income	$473,862	$284,812	66
Interest expense	(203,753)	(86,048)	137
Net interest income before provision for loan losses	270,109	198,764	36
Provision for loan losses	(8,166)	(13,370)	(39)
Net interest income after provision for loan losses	261,943	185,394	41
Noninterest income	25,076	22,291	12
Noninterest expense	(117,269)	(86,425)	36
Income before provision for income taxes	169,750	121,260	40
Income taxes	(65,492)	(43,695)	50
Net income	$104,258	$77,565	34
Net income per share, basic	$1.76	$1.47	20
Net income per share, diluted	$1.72	$1.43	20
Shares used to compute per share net income:
- Basic	59,204	52,615	13
- Diluted	60,569	54,221	12

	Nine Months Ended September 30,		%
	2006	2005	Change
Noninterest income:
Branch fees	$8,266	$5,143	61
Letters of credit fees and commissions	6,396	6,533	(2)
Net gain on sales of investment securities available-for-sale	2,537	3,519	(28)
Income from secondary market activities	496	1,314	(62)
Other operating income	7,381	5,782	28
Total noninterest income	$25,076	$22,291	12

Noninterest expense:
Compensation and employee benefits	$50,589	$38,318	32
Occupancy and equipment expense	15,726	10,426	51
Amortization of premiums on deposits acquired	5,308	1,988	167
Amortization of investments in affordable
housing partnerships	4,281	4,971	(14)
Data processing	2,678	1,940	38
Deposit insurance premiums and regulatory assessments	1,021	709	44
Other operating expense	37,666	28,073	34
Total noninterest expense	$117,269	$86,425	36

SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)

Average Balances	Three Months Ended September 30,		%
	2006	2005	Change
Loans receivable
Real estate - single family	$571,051	$414,732	38
Real estate - multifamily	1,654,291	1,243,585	33
Real estate - commercial	3,737,320	2,906,445	29
Real estate - construction	932,661	470,967	98
Commercial	825,527	517,591	59
Trade finance	260,526	188,975	38
Consumer	184,692	193,527	(5)
Total loans receivable	8,166,068	5,935,822	38
Investment securities available-for-sale	1,382,977	711,660	94
Earning assets	9,737,428	6,730,519	45
Total assets	10,324,398	7,077,746	46

Deposits
Noninterest-bearing demand	$1,261,869	$1,208,118	4
Interest-bearing checking	393,218	338,523	16
Money market	1,232,879	733,825	68
Savings	407,904	337,370	21
Total core deposits	3,295,870	2,617,836	26
Time deposits less than $100,000	1,113,057	853,497	30
Time deposits $100,000 or greater	2,513,360	1,842,909	36
Total time deposits	3,626,417	2,696,406	34
Total deposits	6,922,287	5,314,242	30
Interest-bearing liabilities	7,994,802	5,185,614	54
Stockholders' equity	952,435	597,112	60

Average Balances	Nine Months Ended September 30,		%
	2006	2005	Change
Loans receivable
Real estate - single family	$551,429	$393,667	40
Real estate - multifamily	1,538,361	1,190,840	29
Real estate - commercial	3,559,884	2,749,805	29
Real estate - construction	815,273	422,910	93
Commercial	770,345	461,306	67
Trade finance	232,315	177,022	31
Consumer	192,538	186,887	3
Total loans receivable	7,660,145	5,582,437	37
Investment securities available-for-sale	1,113,006	639,763	74
Earning assets	8,944,862	6,295,001	42
Total assets	9,497,712	6,613,071	44

Deposits
Noninterest-bearing demand	$1,241,363	$1,115,316	11
Interest-bearing checking	418,524	334,127	25
Money market	1,163,839	651,005	79
Savings	391,773	327,775	20
Total core deposits	3,215,499	2,428,223	32
Time deposits less than $100,000	1,087,945	809,061	34
Time deposits $100,000 or greater	2,407,942	1,647,462	46
Total time deposits	3,495,887	2,456,523	42
Total deposits	6,711,386	4,884,746	37
Interest-bearing liabilities	7,266,885	4,863,928	49
Stockholders' equity	879,490	553,794	59

SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)

Selected Ratios	Three Months Ended September 30,		%
	2006	2005	Change
For The Period
Return on average assets	1.38%	1.62%	(15)
Return on average equity	14.94%	19.15%	(22)
Interest rate spread	3.16%	3.61%	(12)
Net interest margin	3.89%	4.22%	(8)
Yield on earning assets	7.22%	6.27%	15
Cost of deposits	3.09%	1.89%	63
Cost of funds	3.51%	2.15%	63
Noninterest expense/average assets (1)	1.50%	1.58%	(5)
Efficiency ratio (1)	37.38%	35.19%	6
Net chargeoffs to average loans (2)	0.01%	0.08%	(88)

	Nine Months Ended September 30,
	2006	2005	% Change
For The Period
Return on average assets	1.46%	1.56%	(6)
Return on average equity	15.81%	18.67%	(15)
Interest rate spread	3.33%	3.68%	(10)
Net interest margin	4.04%	4.22%	(4)
Yield on earning assets	7.08%	6.05%	17
Cost of deposits	2.84%	1.67%	70
Cost of funds	3.20%	1.92%	67
Noninterest expense/average assets (1)	1.51%	1.60%	(6)
Efficiency ratio (1)	36.48%	35.95%	1
Net chargeoffs to average loans (2)	0.01%	0.10%	(90)

Period End
Tier 1 risk-based capital ratio	9.18%	8.74%	5
Total risk-based capital ratio	10.97%	10.93%	0
Tier 1 leverage capital ratio	8.22%	8.83%	(7)
Nonperforming assets to total assets	0.12%	0.22%	(45)
Nonaccrual loans to total loans	0.13%	0.19%	(32)
Allowance for loan losses to total loans	0.94%	1.02%	(8)
Allowance for loan losses and unfunded loan
commitments to total loans	1.08%	1.17%	(8)
Allowance for loan losses to nonaccrual loans	744.85%	525.00%	42

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollar in thousands)
(unaudited)

	Three Months Ended September 30,
	2006			2005
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments	$7,257	$92	5.03%	$9,655	$78	3.21%
Interest bearing deposit in other banks	455	4	3.49%	-	-	-
Securities purchased under resale agreements	100,000	1,917	7.61%	12,500	224	7.11%
Investment securities available-for-sale	1,382,977	17,860	5.12%	711,660	7,181	4.00%
Loans receivable	8,166,068	156,333	7.60%	5,935,822	98,110	6.56%
FHLB/FRB stock	80,671	1,106	5.44%	60,882	694	4.52%
Total interest-earning assets	9,737,428	177,312	7.22%	6,730,519	106,287	6.27%

Noninterest-earning assets:
Cash and due from banks	124,641			110,124
Allowance for loan losses	(77,804)			(59,976)
Other assets	540,133			297,079
Total assets	$10,324,398			$7,077,746

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	393,218	1,393	1.41%	338,523	662	0.78%
Money market accounts	1,232,879	12,342	3.97%	733,825	4,162	2.25%
Savings deposits	407,904	746	0.73%	337,370	267	0.31%
Time deposits less than $100,000	1,113,057	11,303	4.03%	853,497	4,915	2.28%
Time deposits $100,000 or greater	2,513,360	28,112	4.44%	1,842,909	15,269	3.29%
Fed funds purchased	107,639	1,462	5.39%	68,701	637	3.68%
Federal Home Loan Bank advances	1,291,627	16,081	4.94%	803,688	6,290	3.11%
Securities sold under repurchase agreement	751,095	7,024	3.71%	91,848	693	2.99%
Long-term debt	184,023	3,432	7.40%	115,253	1,810	6.23%
Total interest-bearing liabilities	7,994,802	81,895	4.06%	5,185,614	34,705	2.66%

Noninterest-bearing liabilities:
Demand deposits	1,261,869			1,208,118
Other liabilities	115,292			86,902
Stockholders' equity	952,435			597,112
Total liabilities and stockholders' equity	$10,324,398			$7,077,746
Interest rate spread			3.16%			3.61%
Net interest income and net margin		$95,417	3.89%		$71,582	4.22%

(1) Annualized.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollar in thousands)
(unaudited)

	Nine Months Ended September 30,
	2006			2005
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments	$10,735	$320	3.99%	$8,173	$177	2.90%
Interest bearing deposit in other banks	432	12	3.71%	-	-	-
Securities purchased under resale agreements	93,040	5,160	7.41%	4,213	224	7.11%
Investment securities available-for-sale	1,113,006	40,024	4.81%	639,763	18,020	3.77%
Loans receivable	7,660,145	425,630	7.43%	5,582,437	264,340	6.33%
FHLB/FRB stock	67,504	2,716	5.38%	60,415	2,051	4.54%
Total interest-earning assets	8,944,862	473,862	7.08%	6,295,001	284,812	6.05%

Noninterest-earning assets:
Cash and due from banks	129,914			104,035
Allowance for loan losses	(74,765)			(56,021)
Other assets	497,701			270,056
Total assets	$9,497,712			$6,613,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	418,524	4,095	1.31%	334,127	1,909	0.76%
Money market accounts	1,163,839	31,261	3.59%	651,005	10,175	2.09%
Savings deposits	391,773	1,948	0.66%	327,775	657	0.27%
Time deposits less than $100,000	1,087,945	29,810	3.66%	809,061	13,430	2.22%
Time deposits $100,000 or greater	2,407,942	75,610	4.20%	1,647,462	34,789	2.82%
Fed funds purchased	102,343	3,789	4.95%	27,242	739	3.63%
Federal Home Loan Bank advances	983,001	32,988	4.49%	947,819	19,361	2.73%
Securities sold under repurchase agreement	535,992	14,906	3.72%	30,952	693	2.99%
Long-term debt	175,526	9,346	7.12%	88,485	4,295	6.49%
Total interest-bearing liabilities	7,266,885	203,753	3.75%	4,863,928	86,048	2.37%

Noninterest-bearing liabilities:
Demand deposits	1,241,363			1,115,316
Other liabilities	109,974			80,033
Stockholders' equity	879,490			553,794
Total liabilities and stockholders' equity	$9,497,712			$6,613,071
Interest rate spread			3.33%			3.68%
Net interest income and net margin		$270,109	4.04%		$198,764	4.22%

(1) Annualized.